As filed with the Securities and Exchange Commission on February 14, 2006
Securities Act File No. 333-128591

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 7
to
FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GLOBAL LOGISTICS ACQUISITION CORPORATION
(Exact name of Registrant as specified in charter)

Delaware	6770	43-2089172
(State or other jurisdiction of incorporation or organization	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
330 Madison Avenue, Sixth Floor
New York, NY 10017
(646) 495-5155
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Gregory E. Burns, CFA
President and Chief Executive Officer
Global Logistics Acquisition Corporation
330 Madison Avenue, Sixth Floor
New York, NY 10017
(646) 495-5155
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:

Cynthia M. Krus, Esq. Sutherland Asbill & Brennan LLP 1275 Pennsylvania Avenue, N.W. Washington, DC 20004 (202) 383-0100 (202) 637-3593 — Facsimile	Jeffrey R. Houle, Esq. Greenberg Traurig, LLP 1750 Tysons Boulevard, Suite 1200 McLean, VA 22102 (703) 749-1300 (703) 714-8336 — Facsimile
      Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement
      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:     ☑
      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:     ☐
      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:     ☐
      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:     ☐

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
      Global Logistics Acquisition Corporation is filing this Amendment No. 7 to the Registration Statement on Form S-1 (File No. 333-128591) solely for the purpose of amending the disclosure set forth in Item 15 thereto and filing exhibit 3.1 thereto, and no changes or additions are being made hereby to the prospectus that forms a part of the Registration Statement. Accordingly, the prospectus is being omitted from this filing.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.
      The estimated expenses payable by us in connection with the offering described in this registration statement (other than the underwriting discount and commissions) will be as follows:

SEC Registration Fee	$19,000
NASD Filing Fee	17,000
American Stock Exchange Filing and Listing Fees	80,000
Accounting Fees and Expenses	60,000
Printing and Engraving Expenses	75,000
Legal Fees and Expenses	365,000
Blue Sky Services and Expenses	35,000
Miscellaneous(1)	30,000

Total	$681,000

(1)	This amount represents additional expenses that may be incurred by the Company or Underwriters in connection with the offering over and above those specifically listed above, including distribution and mailing costs.

Item 14.	Indemnification of Directors and Officers.
      Our amended and restated certificate of incorporation provides that all directors, officers, employees and agents of the registrant shall be entitled to be indemnified by us to the fullest extent permitted by Section 145 of the Delaware General Corporation Law. Section 145 of the Delaware General Corporation Law concerning indemnification of officers, directors, employees and agents is set forth below.
      “Section 145. Indemnification of officers, directors, employees and agents; insurance.
      (a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.
      (b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
      (c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.
      (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.
      (e) Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.
      (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.
      (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.
      (h) For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.
      (i) For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.
      (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
      (k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).”
      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
      Paragraph B. of Article Eighth of our amended and restated certificate of incorporation provides:
      “The Corporation, to the full extent permitted by Section 145 of the DGCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized hereby.”
      Article VII of our Bylaws provides for indemnification of any of our present or former directors, officers, employees or agents for certain matters in accordance with Section 145 of the DGCL.
      Pursuant to the Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement, we have agreed to indemnify the Underwriter and the Underwriter has agreed to indemnify us against certain civil liabilities that may be incurred in connection with this offering, including certain liabilities under the Securities Act.

Item 15.	Recent Sales of Unregistered Securities.
      (a) During the past three years, we sold the following shares of common stock without registration under the Securities Act:

Stockholders	Number of Shares

James Martell	787,500
Gregory Burns, CFA	787,500
Mitchel Friedman	343,750
Donald McInnes	62,500
Edward Cook	62,500
Maurice Levy	50,000
John Burns, Jr.	31,250
Charles Royce	375,000
      Such shares were issued on September 22, 2005 in connection with our organization pursuant to the exemption from registration contained in Section 4(2) of the Securities Act, as they were sold to sophisticated, wealthy individuals who were each accredited investors, as defined in Rule 501(a) of the Securities Act. The shares issued to the individuals above were sold for an aggregate offering price of approximately $1,000 at an average purchase price of approximately $.0004 per share. No underwriting discounts or commissions were paid with respect to such sales.
      In addition, in connection with the closing of this offering, we will issue 2,272,727 initial stockholder warrants to the individuals set forth below as follows:

	Number of Initial
	Stockholder
Name	Warrants	Relationship to Us

James Martell	431,818	Chairman of the Board
Gregory Burns, CFA	386,364	Chief Executive Officer, President and Director
Mitchel Friedman	90,909	Chief Financial Officer, Treasurer and Corporate Secretary
Donald McInnes	59,091	Director
Edward Cook	90,909	Director
Maurice Levy	27,273	Director
John Burns, Jr.	181,818	Special Advisor
Charles Royce	1,004,545	Stockholder
      Such initial stockholder warrants will be issued pursuant to the exemption from registration contained in Section 4(2) of the Securities Act, as they will be sold to sophisticated, wealthy individuals who are each accredited investors, as defined in Rule 501(a) of the Securities Act. The initial stockholder warrants to be issued to the individuals above will be sold for an aggregate offering price of $2,500,000 at a purchase price of $1.10 per warrant. No underwriting discounts or commissions will be paid with respect to such sales of initial stockholder warrants.

Item 16.	Exhibits and Financial Statement Schedules.
      (a) The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description

1.1	Form of Underwriting Agreement******
3.1	Amended and Restated Certificate of Incorporation
3.2	By-laws****
4.1	Specimen Unit Certificate***
4.2	Specimen Common Stock Certificate***
4.3	Specimen Warrant Certificate (incorporated by reference from Exhibit 4.4)***
4.4	Form of Warrant Agreement to be entered into by and between The Bank of New York and the Registrant***

Exhibit No.	Description

5.1	Opinion of Sutherland Asbill & Brennan LLP***
10.1	Form of Letter Agreement to be entered into by and between the Registrant and each of the Initial Stockholders***
10.2	Form of Letter Agreement to be entered into by and between BB&T Capital Markets, a division of Scott & Stringfellow, Inc., and each of the Initial Stockholders***
10.3	Form of Lock-up Agreement to be entered into by and between BB&T Capital Markets, a division of Scott & Stringfellow, Inc., and each of the Initial Stockholders******
10.4	Form of Stock Transfer Agency Agreement to be entered into by and between The Bank of New York and the Registrant***
10.5	Form of Trust Account Agreement to be entered into by and between The Bank of New York and the Registrant******
10.6	Promissory Note**
10.7	Form of Registration Rights Agreement to be entered into by and among the Registrant and each of the Initial Stockholders******
10.8	Form of Letter Agreement to be entered into by and between the Registrant and BB&T Capital Markets, a division of Scott & Stringfellow, Inc.***
10.9	Form of Initial Stockholder Warrant Purchase Agreement, to be entered into by and among the Registrant and each of the Initial Stockholders.******
10.11	Administrative Services Agreement to be entered into by and between the Registrant and Blue Line Advisors, Inc.**
14.1	Form of Code of Ethics***
23.1	Consent of Eisner LLP*****
23.2	Consent of Sutherland Asbill & Brennan LLP (incorporated by reference from Exhibit 5.1)***
24	Power of Attorney*
99.1	Form of Audit Committee Charter***

*	Previously filed in connection with Global Logistics Acquisition Corporation’s registration statement on Form S-1 (File No. 333-128591) filed on September 26, 2005.

**	Previously filed in connection with amendment no. 1 to Global Logistics Acquisition Corporation’s registration statement on Form S-1 (File No. 333-128591) filed on November 3, 2005.

***	Previously filed in connection with amendment no. 2 to Global Logistics Acquisition Corporation’s registration statement on Form S-1 (File No. 333-128591) filed on December 15, 2005.

****	Previously filed in connection with amendment no. 3 to Global Logistics Acquisition Corporation’s registration statement of Form S-1 (File No. 333-128591) filed on January 6, 2006.

*****	Previously filed in connection with amendment no. 5 to Global Logistics Acquisition Corporation’s registration statement on Form S-1 (File No. 333-128591) filed on February 6, 2006.

******	Previously filed in connection with amendment no. 6 to Global Logistics Acquisition Corporation’s registration statement on Form S-1 (File No. 333-128591) filed on February 9, 2006.

Item 17.	Undertakings.
      (a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i. Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
      (b) The undersigned hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.
      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
      (d) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 7 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, in the State of New York, on February 14, 2006.

Global Logistics Acquisition Corporation

By:	/s/ Gregory E. Burns

Gregory E. Burns, CFA
Chief Executive Officer and President
      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 7 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated. This document may be executed by the signatories hereto on any number of counterparts, all of which shall constitute one and the same instrument.

Signature	Title	Date

* James J. Martell	Chairman of the Board of Directors	February 14, 2006

/s/ Gregory E. Burns Gregory E. Burns, CFA	Chief Executive Officer, President and Director (Principal Executive Officer)	February 14, 2006

/s/ Mitchel S. Friedman Mitchel S. Friedman	Chief Financial Officer, Treasurer and Corporate Secretary (Principal Accounting and Financial Officer)	February 14, 2006

* Edward W. Cook	Director	February 14, 2006

* Maurice Levy	Director	February 14, 2006

* Donald G. McInnes	Director	February 14, 2006

*	Signed by Gregory E. Burns pursuant to a power of attorney signed by each individual on September 23, 2005 and filed with this Registration Statement on September 26, 2005.